Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Settlement Agreement”), dated as of October 4, 2017, is by and among:

Omeros Corporation, a corporation organized and existing under the laws of Washington (“Omeros”); and

Par Sterile Products, LLC, a Delaware limited liability company, and Par Pharmaceutical, Inc., a Delaware corporation (collectively, “Par”). Omeros and Par are each sometimes referred to herein individually as a “Party” and are referred to collectively as the “Parties.”

WITNESSETH:

WHEREAS, Omeros is the owner of the OMIDRIA Patents, as defined below; and

WHEREAS, Omeros is the holder of New Drug Application (“NDA”) No. 205388, pursuant to which it markets and sells OMIDRIA®, a pharmaceutical product containing the active ingredients phenylephrine hydrochloride and ketorolac tromethamine, in and for the United States; and

WHEREAS, Omeros and Par are involved in litigation in the United States District Court for the District of Delaware, Civil Action No. 1:15-cv-00773-RGA (the “Action”), concerning, inter alia, the validity of the OMIDRIA Patents, as well as the alleged infringement by Par of the OMIDRIA Patents resulting from Par’s requesting approval from the United States Food and Drug Administration (the “FDA”) for the distribution and sale of the ANDA Product (as defined below) prior to expiry of the OMIDRIA Patents pursuant to Abbreviated New Drug Application (“ANDA”) No. 208417; and

WHEREAS, in the Action, Omeros has asserted claims against Par; and

WHEREAS, in the Action, Par has asserted counterclaims and defenses against Omeros challenging the validity or infringement of the OMIDRIA Patents, and has sought a declaration of invalidity of the OMIDRIA Patents; and

WHEREAS, in the Action, Par has conceded, and judgment has been entered, that the ANDA Product infringes the OMIDRIA Patents, unless they are found invalid or unenforceable; and

WHEREAS, the Parties now seek to resolve the Action without further litigation.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1. The capitalized terms used in this Settlement Agreement shall have the meanings defined in this Article or elsewhere in this Settlement Agreement.

1.2. Unless the context requires otherwise, words referred to in the singular include the plural and vice versa, the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation” (unless already present), the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Settlement Agreement in its entirety and not to any particular provision hereof, and the word “or” is used in the inclusive sense (and/or).

1.3. The term “Action” shall have the meaning set forth in the preamble.

1.4. The term “Affiliate” shall mean, with respect to a Party, any entity or person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means (a) ownership, directly or through one or more intermediaries, of (i) more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (ii) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (b) any other arrangement whereby an entity or person has the right to elect a majority of the board of directors or equivalent governing body of a corporation or other entity or the right to direct the management and policies of a corporation or other entity.

1.5. The term “Agencies” shall have the meaning set forth in Section 9.1.

1.6. The term “ANDA Product” shall mean a Generic OMIDRIA Product sold, offered for sale or distributed pursuant to ANDA No. 208417, including supplements or amendments to ANDA No. 208417, but excluding any such supplements or amendments after the original filing date of ANDA No. 208417 that change the mode of administration or active ingredient(s).

1.7. The term “Approved OMIDRIA Product” shall mean any product sold, offered for sale or distributed pursuant to NDA No. 205388, including any supplements or amendments to NDA No. 205388, but excluding any such supplements or amendments after the original filing date of NDA No. 205388 that change the mode of administration or active ingredient(s).

1.8. The term “Authorized Generic” shall mean a pharmaceutical product that is manufactured, sold, offered for sale or distributed pursuant to NDA No. 205388 but is not sold under the trade name OMIDRIA® or another trade name or trademark owned by Omeros or its Affiliates.

1.9. The term “District Court” shall have the meaning set forth in Section 2.1.

1.10. The term “Effective Date” shall have the meaning set forth in Section 2.3.

1.11. The term “Entry Date” shall have the meaning set forth in Section 5.2.

1.12. The term “Generic OMIDRIA Product” shall mean a drug product that is sold, offered for sale or distributed under an ANDA or application pursuant to 21 U.S.C. § 355(b)(2) that refers to the Approved OMIDRIA Product as the reference-listed drug.

1.13. The term “Losses” shall mean any claim, counterclaim, demand, cause of action, suit, damages, debt, liability, obligation, right, or set-off of any and all kind or description whatsoever, including in relation to obtaining, enforcing, challenging or defending intellectual property or rights, including costs, expenses, and attorneys’ fees related thereto or arising therefrom.

1.14. The term “Net Sales” shall mean, with respect to any period, the actual gross amounts invoiced by Par and its Affiliates on all of its sales to Third Parties of the ANDA Product in or for the Territory (including, but not limited to, hospital sales, mail order sales, retail sales, and sales to governmental entities, wholesalers, distributors, group purchasing organizations, long term care facilities, and medical institutions), subject to the following enumerated points:

a)	“Net Sales” shall be such gross amounts less the following deductions, all as determined consistent with the customary practices in the pharmaceutical industry in the Territory, consistently applied, and which, as applicable, are actually incurred, allowed, accrued, or specifically allocated with respect to the ANDA Product, including only:

(1)	normal and customary cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;

(2)	sales and excise taxes, customs and any other taxes imposed on the sale, importation, use or distribution of the ANDA Product, all to the extent added to the sale price and paid and not recovered or recoverable in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

(3)	returns, recalls and returned goods allowances;

(4)	retroactive corrections (including price adjustments, including those on customer inventories following price changes) and corrections for billing errors or shipping errors;

(5)	chargebacks, rebates, any other similar allowances, and the portion of administrative fees, in each case, actually granted, allowed or paid to any person or entity, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of Par, and that are directly attributable to the sale of the ANDA Product; and

(6)	redistribution center (RDC) fees, information service agreement (ISA) fees, and like fees that are customary in the industry that are passed from wholesalers, retailers, distributors, and other customers back to Par.

For the sake of clarity, all such deductions represent reductions to the gross amount invoiced for sales of the ANDA Product by Par or its Affiliates to Third Parties in the Territory in accordance with GAAP. Net Sales shall be determined from Par’s books and records kept in accordance with GAAP, as consistently applied, subject to quarterly true-ups based on actual deductions and credits. For clarity, the transfer of the ANDA Product by Par to one of its Affiliates shall not be considered a sale, it being understood that Net Sales by Affiliates shall be determined based upon gross invoice price of such Product sold by such Affiliate to independent Third Parties, less the deductions set forth in this paragraph above. If the ANDA Product is bundled with other products, any discounts or other adjustments with respect to the applicable ANDA Product shall be allocated pro rata across all products in such bundle based on the non-discounted, non-adjusted price for each such product. During the Royalty Term, Par shall not, and shall cause its Affiliates not to, grant or provide any rebate, discount or allowance on or with respect to the ANDA Product that is designed or intended to encourage the purchase by Third Parties of products other than the ANDA Product, other than any rebate, discount or allowance Par or any of its Affiliates offer on a general basis and not as a loss leader for the ANDA Product; provided that if the ANDA Product is sold with other products on a portfolio basis, no rebate, discount or allowance on or with respect to the ANDA Product shall be greater on a percentage basis in any material respect than any rebate, discount or allowance on or with respect to any other product in such portfolio.

b)	“Net Sales” with respect to sales of the ANDA Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per unit Net Sales of the ANDA Product, without regard to such non-cash sales. If sales of the ANDA Product are made for consideration that includes non-cash consideration as a component, but not the entirety, of the total consideration, “Net Sales” will be adjusted to take account of the value of the non-cash consideration component. Sales not made on an arm’s length basis will be calculated at average per unit Net Sales.

1.15. The term “OMIDRIA Patents” shall mean United States Patent Numbers 8,173,707; 8,586,633; 9,066,856; 9,278,101; 9,399,040; and 9,486,406.

1.16. The term “OMIDRIA Patents Family” shall mean the OMIDRIA Patents and any United States patents issued from a patent application that is a divisional of, continuation of, continuation-in-part of, or otherwise shares common priority with, an application from which one or more of the OMIDRIA Patents issued, or any reissue or reexamination thereof.

1.17. The term “Omeros Releasees” shall have the meaning set forth in Section 3.2.

1.18. The term “Par Releasees” shall have the meaning set forth in Section 3.1.

1.19. The term “Pre-Marketing” shall mean (a) communicating to potential purchasers that Par or its Affiliates will be selling the ANDA Product in the Territory on or after the Entry Date (including, for example, notification to customers regarding the ANDA Product, and engaging customers in non-binding pricing/contracting activities), (b) importing the ANDA Product into the Territory before the Entry Date, (c) manufacturing the ANDA Product or having the ANDA Product manufactured before the Entry Date, and (d) shipping or delivering or distributing the ANDA Product to Third Party distributors or Affiliated distributors before the Entry Date. For the avoidance of doubt, the limited Pre-Marketing permitted pursuant to Section 5.4 shall not include entering into binding contracts before the Entry Date for the sale of the ANDA Product to a Third Party other than a distributor, making binding offers before the Entry Date to sell the ANDA Product to a Third Party other than a distributor, or selling ANDA Product to a Third Party other than a distributor before the Entry Date. For the further avoidance of doubt, the limited Pre-Marketing permitted pursuant to Section 5.4 shall not include the disclosure of any non-public terms of this Settlement Agreement.

1.20. The term “Royalty Term” shall mean the period beginning on the Entry Date and ending on the date of expiration of the last-to-expire of the OMIDRIA Patents Family.

1.21. The term “Signing Date” shall have the meaning set forth in Section 2.1.

1.22. The term “Territory” shall mean the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

1.23. The term “Third Party” shall mean any entity or person that is not a Party or an Affiliate of a Party.

ARTICLE 2: CONSENT JUDGMENT

2.1. Within one (1) business day after the date of signature of the last Party to sign this Settlement Agreement (the “Signing Date”), and earlier if possible, and subject to the confidentiality provisions of Section 10.1, counsel for the Parties shall execute a “Consent Judgment” providing for the terms of a consent judgment and stipulated dismissal of the Action, in the form attached hereto as Exhibit A, and shall file it in the United States District Court for the District of Delaware (the “District Court”) in the Action.

2.2. If for any reason the District Court raises an objection to the Consent Judgment as drafted or requires that the Parties modify the Consent Judgment before it will enter it as an order of the District Court, or if after ten (10) business days the District Court has otherwise failed to enter the Consent Judgment, the Parties agree to confer promptly and in good faith in order to take action consistent with this Settlement Agreement to secure entry of the Consent Judgment as drafted, or to agree upon modifications to the Consent Judgment, or to take such other action consistent with this Settlement Agreement to secure entry of the Consent Judgment as drafted or with agreed-upon modifications; provided, however, that nothing contained herein shall be deemed to require a Party to agree to a modification of the Settlement Agreement or Consent Judgment that materially affects the benefits to be obtained by, or burdens imposed upon, such Party under this Settlement Agreement as originally executed. If, after forty-five (45) calendar days have elapsed from the date on which the Consent Judgment was filed, such efforts have failed to secure entry of the Consent Judgment as originally filed or with agreed-upon modifications, notwithstanding anything herein to the contrary, this Settlement Agreement shall be null and void and have no further legal effect, save for Article 10 , which shall continue in full force and effect.

2.3. The date on which the Consent Judgment is entered by the District Court, whether with or without modification as provided for in Section 2.2, shall be the “Effective Date” of this Settlement Agreement. Notwithstanding anything herein to the contrary, the provisions of Articles 1, 2, 8, 9 and 10 shall become effective upon the Signing Date.

ARTICLE 3: MUTUAL RELEASES

3.1. In settlement of the disputed claims in the Action, and in consideration of the representations, warranties and covenants contained in this Settlement Agreement, subject to and effective only upon entry of the Consent Judgment (whether with or without modification as provided for in Section 2.2), Omeros, on behalf of itself and its Affiliates, and its and their respective predecessors, successors, assigns, agents, officers, directors, employees and representatives, hereby fully, finally and irrevocably relinquishes, releases and discharges Par and its Affiliates, and its and their respective predecessors, successors, assigns, agents, officers, directors, employees, representatives, suppliers, importers, manufacturers, distributors and customers (the “Par Releasees”), from any and all claims, demands, damages, liabilities, obligations, and causes of action known or unknown, suspected or unsuspected, in law or equity, including costs, expenses and attorneys’ fees, that were asserted, or that could have been asserted, by Omeros or any of its Affiliates in connection with the ANDA Product, the Approved OMIDRIA Product or the Action and arising before the Effective Date of this Settlement Agreement. For the avoidance of doubt, the release granted under this Section 3.1 shall not apply to any finished product aside from the ANDA Product, or to the supply of ingredients for any finished product aside from the ANDA Product.

3.2. In settlement of the disputed claims in the Action, and in consideration of the representations, warranties and covenants contained in this Settlement Agreement, subject to and effective only upon entry of the Consent Judgment (whether with or without modification as provided for in Section 2.2), Par, on behalf of itself and its Affiliates, and its and their respective predecessors, successors, assigns, agents, officers, directors, employees and representatives, hereby fully, finally and irrevocably relinquishes, releases and discharges Omeros and its Affiliates, and its and their respective predecessors, successors, assigns, agents, officers, directors, employees, representatives, suppliers, importers, manufacturers, distributors and customers (the “Omeros Releasees”), from any and all claims, demands, damages, liabilities, obligations, and causes of action known or unknown, suspected or unsuspected, in law or equity, including costs, expenses and attorneys’ fees, that were asserted, or that could have been asserted, by Par or any of its Affiliates in connection with the ANDA Product, the Approved OMIDRIA Product or the Action and arising before the Effective Date of this Settlement Agreement.

3.3. In connection with this Settlement Agreement, the Parties and all of their respective Affiliates expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Further, the Parties and all of their respective Affiliates expressly waive and relinquish all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542 of the California Civil Code.

3.4. For the avoidance of doubt, the releases set forth in this Article 3 do not apply to actions to enforce any requirements or provisions of this Settlement Agreement, including, but not limited to, the provisions of the Consent Judgment.

ARTICLE 4: PATENT VALIDITY AND INFRINGEMENT

4.1. Par, for itself and its Affiliates, acknowledges and agrees that the OMIDRIA Patents are valid and enforceable and would be infringed by the manufacture, use, sale, offer to sell, importation or distribution of the ANDA Product in or for the Territory prior to the Entry Date.

4.2. Par, for itself and its Affiliates, agrees not to challenge or otherwise dispute or contest, and not to assist others, whether directly or indirectly, or join in any action, challenging or otherwise disputing or contesting, in any litigation or proceeding (a) the validity, enforceability, or patentability of any patent in the OMIDRIA Patents Family, or (b) the infringement of any patent in the OMIDRIA Patents Family by the manufacture, use, sale, offer to sell, importation or distribution of a Generic OMIDRIA Product, in each case ((a) and (b)) in any court or administrative agency (including without limitation the United States Patent and Trademark Office) having jurisdiction to consider the issue, except as may be required pursuant to compulsory legal process in litigation or other proceeding initiated by a Third Party without assistance by Par or its Affiliates. Without limiting the generality of the foregoing, Par shall instruct the attorneys and experts engaged by or on behalf of Par in connection with the Action not to use or transfer to any Third Party any confidential information of Omeros or its Affiliates or any work product or other materials generated in connection with the Action, unless such disclosure is compelled by law. Notwithstanding the foregoing, Par shall not be precluded from challenging in court the validity, enforceability or infringement of any patent in the OMIDRIA Patents Family in an action that does not involve or have as its basis, cause, or predicate any or all of the following: (i) the ANDA Product, (ii) the Approved OMIDRIA Product, and (iii) a Generic OMIDRIA Product.

4.3. Par, on behalf of itself and its Affiliates, agrees not to seek, directly or indirectly (including, for clarity, by or through its attorneys or agents or through or by assisting any Third Party, whether directly or indirectly), reexamination, inter partes review or any other post-grant review of any patent in the OMIDRIA Patents Family. Notwithstanding the foregoing Sections 4.2 and 4.3, in the event that (a) Par has filed with FDA a certification under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) as to a patent in the OMIDRIA Patent Family with respect to a Par product other than the ANDA Product or any Generic OMIDRIA Product and (b) Omeros affirmatively asserts a patent claim of such patent against Par in a future action with respect to such Par product, Par shall not be precluded from challenging the patentability of such claim at the U.S. Patent and Trademark Office. For clarity, Par shall not be permitted to challenge any patent claim that Omeros has not asserted in such future action as described in clause (b) in the preceding sentence.

ARTICLE 5: LICENSE

5.1. Omeros, for itself and its Affiliates, hereby grants Par and its Affiliates, on and from the Entry Date through the expiration of the last-to-expire of the OMIDRIA Patents Family, a royalty-bearing (in accordance with Section 7.1), non-exclusive, non-sublicensable, non-transferable (except as expressly permitted by Section 10.3) right and license under their respective rights in and to the OMIDRIA Patents Family to make, have made, use, sell, offer to sell, import, and distribute the ANDA Product in or for the Territory.

For the avoidance of doubt, the right and license granted under this Section 5.1 shall not apply to the manufacture or distribution of the ANDA Product for sale to Third Parties for use or consumption outside the Territory. For the further avoidance of doubt, the right and license granted under this Section 5.1 shall not apply to the manufacture or distribution of any finished product aside from the ANDA Product, or to the supply of ingredients for any finished product aside from the ANDA Product.

5.2. For the purposes of this Settlement Agreement, the “Entry Date” shall mean the earliest of (a) April 1, 2032, (b) the date of a final court decision from which no appeal has been or can be taken (other than a petition to the U.S. Supreme Court for a writ of certiorari) holding that all claims of the OMIDRIA Patents asserted by Omeros and adjudicated at the time of such final court decision are invalid or unenforceable, (c) the date prior to April 1, 2032 on which any Third Party generic manufacturer launches a Generic OMIDRIA Product in the Territory under a license or other agreement with Omeros or any of its Affiliates, and (d) the date prior to April 1, 2032 on which Omeros or any of its Affiliates or a Third Party launches an Authorized Generic under a license or other agreement with Omeros or its Affiliates.

5.3. Nothing in these grants to Par or its Affiliates or otherwise contained in this Settlement Agreement shall give rise to an express or implied license under any patent other than the OMIDRIA Patents Family.

5.4. Notwithstanding any of the provisions of Articles 5 and 8, Par and its Affiliates may engage in (i) the Pre-Marketing activities contemplated under clauses (b), (c) and (d) of Section 1.19 from the date that is six (6) months in advance of the Entry Date and (ii) the Pre-Marketing activities contemplated under clause (a) of Section 1.19 from the date that is twenty one (21) days in advance of the Entry Date. Except as provided in the immediately preceding sentence, Par and its Affiliates may not engage in any of the Pre-Marketing activities contemplated under Section 1.19 prior to the Entry Date.

ARTICLE 6: COVENANTS

6.1. Par, for itself and its Affiliates, hereby covenants as of the Effective Date of this Settlement Agreement and thereafter during the time that this Settlement Agreement is in effect:

a)	Not to sue, not to assign to any other entity a right to sue, and not to authorize any other entity to sue, any Omeros Releasee for Losses, known or unknown, suspected or unsuspected, in law or equity, that were asserted or that could have been asserted by Par in connection with ANDA No. 208417, the ANDA Product, an Approved OMIDRIA Product or the Action and arising before the Effective Date of this Settlement Agreement; and

b)	Unless otherwise permitted under this Settlement Agreement, that neither Par nor its Affiliates will, directly or indirectly, (i) at any time beginning with the Effective Date of this Settlement Agreement and ending at 12:01 a.m. on the Entry Date, (A) use, sell, offer to sell, import or distribute in or into the Territory or (B) make or have made in the Territory or (ii) at any time beginning with the Effective Date of this Settlement Agreement and ending at 12:01 a.m. on the Entry Date, authorize, assist or materially encourage others to (A) use, sell, offer to sell, import or distribute in or into the Territory or (B) make or have made in the Territory or indemnify others regarding or participate in the profits of others arising from, or otherwise receive consideration with respect to, the sale in or into the Territory of, in the case of both clauses (i) and (ii), the ANDA Product or any other Generic OMIDRIA Product; and

c)	Not to sue, not to assign to any other entity a right to sue, and not to authorize, assist or materially encourage any other entity to sue, any Omeros Releasee for any claim, counterclaim, demand, cause of action, suit, damages, debt, liability, obligation, right, or set-off of any and all kind or description whatsoever arising out of the sale of the ANDA Product in or into the Territory; and

d)	Not to encourage, induce or otherwise facilitate any Third Party to take any action that would be a breach of this Settlement Agreement if engaged in by Par or its Affiliates (including, for clarity, seeking reexamination, inter partes review or any other post-grant review of any patent in the OMIDRIA Patents Family, other than as expressly permitted by Section 4.3).

6.2. Omeros, for itself and its Affiliates, hereby covenants as of the Effective Date of this Settlement Agreement and thereafter during the time that this Settlement Agreement is in effect:

a)	Not to sue, not to assign to any other entity a right to sue, and not to authorize, assist or materially encourage any other entity to sue, any Par Releasee or their suppliers, distributors, or customers (including doctors and patients) for Losses, known or unknown, suspected or unsuspected, in law or equity, that were asserted or that could have been asserted by Omeros in connection with ANDA No. 208417, the ANDA Product, an Approved OMIDRIA Product or the Action and arising before the Effective Date of this Settlement Agreement; and

b)	Not to assert any patent remedies to which they would be entitled under 35 U.S.C. § 271(e)(4) or any other U.S. patent law (i) if the District Court had found that Par’s filing of ANDA No. 208417 infringed the OMIDRIA Patents or any United States patents or patent applications owned, in-licensed or otherwise controlled by, now or in the future, Omeros or any of their Affiliates or (ii) with respect to the sale of the ANDA Product on or after the Entry Date; and

c)	Unless required for purposes of public policy or safety, not to take any action (except for conventional commercial activities) and not to authorize, assist or materially encourage any other entity to take any action, to prevent or delay the approval, launch, manufacture, use, sale, offer for sale, importation or distribution of the ANDA Product in or for the Territory as permitted under the terms of this Settlement Agreement; and

d)	Upon Par’s written request, to provide the FDA with written confirmation of the Entry Date and the licenses, covenants and waivers herein; and

e)

(i) Not to sue, not to assign to any other entity a right to sue, and not to authorize, assist or materially encourage any other entity to sue, any Par Releasee or any of their manufacturers, suppliers, distributors, or customers (including doctors and patients) for any Losses asserting that the manufacture, use, sale, offer for sale, importation or distribution of the ANDA Product in or for the Territory, during the period that the license grant in Section 5.1 is in effect, infringes any United States patents or patent applications owned, in-licensed or otherwise controlled by, now or in the future, Omeros or any of their Affiliates and (ii) to impose the foregoing covenant not to sue on any Third Party to which it or any of its Affiliates may assign or otherwise transfer, or license or sublicense, any such patent rights. For the avoidance of doubt, the immediately foregoing covenant not to sue shall not apply to the manufacture or distribution of the ANDA Product for sale to Third Parties for use or consumption outside the Territory.

ARTICLE 7: ROYALTIES; RECORD-KEEPING; AUDIT

7.1. In consideration of the license granted under Article 5, Par shall pay to Omeros running royalties in an amount equal to fifteen percent (15%) of Net Sales of the ANDA Product during the Royalty Term. Par shall pay such royalties in accordance with Section 7.1.

7.2. Not later than forty five (45) days after the end of each calendar quarter, commencing on the Entry Date and continuing through the end of the Royalty Term, Par shall:

a)	Deliver to Omeros a written report, in such form as the Parties mutually agree, that contains the information specified in Exhibit B with respect to the prior calendar quarter; and

b)	Pay to Omeros, by wire transfer to an account designated in writing by Omeros, the amount owed to Omeros with respect to such calendar quarter as determined in accordance with Section 7.1.

7.3. Par shall maintain, and shall cause its Affiliates to maintain, complete and accurate books and records in such detail as is necessary to accurately calculate the amounts payable to Omeros under Section 7.1. Such books and records shall be maintained for a period of at least twelve (12) months after the end of the Royalty Term. Once during each calendar year of the Royalty Term, and on no less than thirty (30) days’ written notice to

Par, Omeros shall have the right to have an independent accounting firm reasonably acceptable to Par audit and examine the relevant books and records as may be reasonably necessary to determine or verify the amount of payments due hereunder and Par’s compliance with its obligations hereunder. Such audit and examination shall be conducted and shall take place, and Par shall, and shall cause its Affiliates to, make such books and records available, during normal business hours at a facility in the United States. The audit shall be conducted expeditiously and within the time reasonably necessary to accomplish the purposes of the audit. Before permitting such independent accounting firm to have access to such books and records, Par may require such independent accounting firm and its personnel involved in such audit to sign a customary confidentiality agreement in form and substance reasonably acceptable to Par as to any information subject to confidential treatment under Section 10.1 which is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section 7.3. The independent accounting firm will prepare and provide to the Parties a written report stating whether the reports submitted and amounts paid pursuant to this Article 7 were correct or incorrect, and the amounts of any discrepancies. In the event that there was an underpayment or overpayment by Par hereunder, Par or Omeros, as the case may be, shall promptly (but in no event later than thirty (30) days after receipt of the independent accountant’s report so concluding) make payment to the other of the amount of such underpayment or overpayment. Omeros shall bear the costs and expenses of such audit, unless the audit finds a discrepancy of ten percent (10%) or more between Par’s payment obligations and payments for any audited period, in which case Par shall bear the cost of such audit.

7.4. Omeros shall be responsible for and shall pay all taxes payable on any income or any payments by Par to Omeros. Par and Omeros shall bear sole responsibility for payment of compensation to their respective personnel, employees, or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to applicable law. All payments made by Par to Omeros under this Settlement Agreement shall be made without any deduction or withholding for, or on account of, any tax, except that Par shall have the right to withhold taxes on income or income equivalents in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to Omeros. Par shall secure and promptly send to Omeros proof of such taxes, duties, or other levies withheld and paid by Par for the benefit of Omeros. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

7.5. All amounts payable by Par hereunder shall be paid in U.S. dollars.

7.6. Any payment under this Settlement Agreement that is not made when due shall bear interest on such past due amount from the date such amount became past due until the date payment is actually made at a rate equal to the greater of (a) three percent (3%) per annum above “Prime” as defined in the print edition of The Wall Street Journal, Eastern Edition, on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available and (b) twelve percent (12%) per annum, but in any event not to exceed the maximum rate allowed by law, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1. Each Party represents and warrants to the other Party that:

a)	It has the corporate, partnership or limited liability company power and authority to enter into this Settlement Agreement and to perform its obligations hereunder; and

b)	The execution, delivery and performance of this Settlement Agreement have been duly authorized by all necessary corporate or other organizational actions of the Party and its Affiliates; and

c)	The execution and delivery of this Settlement Agreement and the performance by the Party of any of its obligations hereunder do not and will not conflict with or result in a breach of any other agreement to which it or any of its Affiliates is a party, any judgment of any court or governmental body applicable to the Party or its properties, or, to the Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental authority applicable to the Party or its properties; and

d)	Upon execution and delivery of this Settlement Agreement by both Parties, this Settlement Agreement is a valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited in future bankruptcy or insolvency.

8.2. Par, on behalf of itself and its Affiliates, represents and warrants to Omeros that, as of the Signing Date and the Effective Date of this Settlement Agreement, Par and its Affiliates own all right, title and interest in and to ANDA No. 208417, no other person or entity has any rights under ANDA No. 208417, and neither Par nor any of its Affiliates has transferred or assigned any of their rights under ANDA No. 208417 to any party.

8.3. Par further represents and warrants to Omeros that, as of the Signing Date and the Effective Date of this Settlement Agreement, neither Par nor its Affiliates have discussed with any Third Party any aspect of the negotiations of this Settlement Agreement or the Consent Judgment or any of the terms or conditions hereof or thereof.

8.4. No Party makes any express or implied warranties that any product or process can be made, used, sold, offered for sale, imported or distributed without infringing intellectual property rights owned or controlled by Third Parties.

8.5. Omeros, on behalf of itself and its Affiliates, further represents and warrants to Par that they collectively or individually or through one or more Affiliates own all right, title and interest in and to the OMIDRIA Patents, and neither they nor their Affiliates have transferred or assigned any of their rights under the OMIDRIA Patents to any Third Party.

ARTICLE 9: NOTIFICATION OF SETTLEMENT AGREEMENT

TO THE FEDERAL TRADE COMMISSION AND DEPARTMENT OF JUSTICE

9.1. Within ten (10) business days following the Signing Date, the Parties shall comply with the requirements of Title XI, Subtitle B of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Pub. L. No. 108-173, by filing or causing to be filed all necessary documents with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (collectively the “Agencies”).

9.2. The Parties shall use commercially reasonable efforts to coordinate the foregoing filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of the Agencies, and to coordinate any necessary or desirable joint presentations. Each Party reserves the right to communicate with the Agencies regarding such filings as it believes appropriate. Each Party shall keep the other informed of such communications (unless otherwise directed by either of the Agencies) and shall not disclose any confidential information of the other Party without that Party’s consent, which shall not be unreasonably withheld.

ARTICLE 10: GENERAL PROVISIONS

10.1. Confidentiality. Either Party may issue a press release with respect to this Settlement Agreement, the timing, content and form of which shall be determined by such Party in its sole discretion. Except as expressly provided in the immediately preceding sentence or as required by statute, ordinance, regulation, or compulsory legal process, neither the Parties nor their Affiliates shall publicly announce or otherwise disclose to Third Parties any of the confidential terms of this Settlement Agreement without the prior written approval of the other Party. Each Party acknowledges that, if the stock of the other Party is publicly traded, the other publicly traded Party will be required to publicly disclose certain terms of this Settlement Agreement in filings with the United States Securities and Exchange Commission (“SEC”) and will be required to include a copy of this Settlement Agreement in filings with the SEC, and, to the extent that the other publicly traded Party determines that such disclosures are required, notwithstanding the provisions of this Section 10.1, each Party consents to the other publicly traded Party’s disclosure of such terms of this Settlement Agreement in SEC filings and the inclusion of a copy of this Settlement Agreement in filings with the SEC, with the timing, form and content of each as determined by the other publicly traded Party in its sole discretion. Notwithstanding anything to the contrary above, (i) Omeros may disclose the terms of this Settlement Agreement to Third Parties in connection with patent litigation involving the Approved OMIDRIA Product or in connection with settlement discussions and agreements related to or involving the Approved OMIDRIA Product, subject to such Third Parties undertaking to keep the terms of this Settlement Agreement strictly confidential in accordance with confidentiality terms at least as restrictive as the terms hereof, (ii) Par may disclose such terms of this Settlement Agreement to the FDA as may be necessary in obtaining and maintaining FDA approval of its ANDA No. 208417, so long as Par requests that the FDA maintain such terms in confidence, and (iii) each Party may disclose the terms of this Settlement Agreement to its respective Affiliates, and its and their respective insurers, lenders, shareholders and prospective investors, attorneys, accountants, and prospective and actual acquirers, subject to such Affiliates, insurers, lenders, shareholders and prospective investors, attorneys, accountants and prospective and actual acquirers undertaking to keep the terms of this Settlement Agreement strictly confidential in accordance with confidentiality terms at least as restrictive as the terms hereof.

10.2. Indemnification. Par and its Affiliates shall indemnify, defend, and hold harmless Omeros and its Affiliates, and its and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns, heirs, administrators, executors, suppliers, and manufacturers from any claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising solely out of the manufacture, use, sale, offer to sell, importation, and distribution of the ANDA Product and which relate to an aspect of the ANDA Product for which Par is the proximate cause, including damages related to personal injury of any Third Party arising out of any product liability claim made by such Third Party.

10.3. Assignment. This Settlement Agreement, including the obligations of the Parties under the Consent Judgment, shall be binding upon and shall inure to the benefit of each Party hereto, and each of its Affiliates, successors and permitted assigns, and any Third Party to which any rights are transferred under ANDA No. 208417 or the ANDA Product. Except as otherwise provided herein, none of Omeros and Par shall have the power to assign or otherwise transfer this Settlement Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder without such consent shall be void and of no effect. Notwithstanding the foregoing, either Party may, upon written notice to the other Party but without obtaining the other Party’s consent, assign its rights and obligations under this Settlement Agreement to any of its Affiliates, to any lender providing financing to that Party or its Affiliates for collateral security purposes, or to any successor in interest to that Party’s entire business or to its Approved OMIDRIA Product or Generic OMIDRIA Product business, as the case may be, provided that (a) notwithstanding any such assignment, such Party shall remain liable for its and its Affiliates’ performance under this Settlement Agreement; (b) no such assignment shall in any manner limit or impair the obligations of that Party hereunder; (c) no such assignment shall in any manner limit or impair the benefits provided to Omeros under Section 3.2, Section 4.2, Section 4.3 or Section 6.1 or provided to Par under Section 3.1 or Section 6.2; and (d) following a transfer by a Party to its Affiliate, any subsequent transaction that would cause such Affiliate to cease to be an Affiliate of such Party shall be deemed to be an assignment of this Settlement Agreement subject to this Section 10.3.

10.4. Governing Law. This Settlement Agreement and the rights and obligations of the Parties under this Settlement Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to its choice-of-law or conflicts-of-law principles that might otherwise refer construction or interpretation of this Settlement Agreement to the substantive law of another jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Settlement Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

10.5. Relief in the Event of Breach. Par, for itself and its Affiliates, acknowledges and agrees that the restrictions set forth herein on the manufacture, use, sale, offer to sell, importation and distribution of the ANDA Product are reasonable and necessary to protect the legitimate interests of Omeros, that Omeros would not have entered into this Settlement Agreement in the absence of such restrictions, and that any breach of those restrictions will result in irreparable injury to Omeros for which there will be no adequate remedy at law. Accordingly, if Par engages in a breach of any of its undertakings in Section 4.2, Section 4.3 or Section 6.1 of this Settlement Agreement, in addition to any other remedy Omeros may have at law or in equity, Par agrees, that, upon a determination by a court of such breach, Omeros shall be entitled to a preliminary injunction to prevent the continuance of such breach, and Par agrees that Omeros will not be required to demonstrate that the balance of hardships supports the entry of injunctive relief in order to obtain such relief. Further, in the event that Par is finally determined by a court to have engaged in a breach of its undertakings in Article 4 or Section 6.1 of this Settlement Agreement, Omeros reserves, and Par and its Affiliates shall not contest, Omeros’s right to seek damages and any other remedies for patent infringement to the full extent of the law (although Par may contest the quantum of damages or scope of other remedies).

10.6. Waiver. No waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Settlement Agreement shall be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

10.7. Legal Advice. Each Party and its counsel have participated fully in the review and revision of this Settlement Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Settlement Agreement.

10.8. Enforceability. If a court of competent jurisdiction holds any provision of this Settlement Agreement to be illegal, unenforceable, or invalid, in whole or in part for any reason, the Parties agree to use commercially reasonable efforts to negotiate a provision, in replacement of the provision held illegal, unenforceable, or invalid, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.

10.9. Admissibility. In the event that there is no Effective Date of this Settlement Agreement or the Consent Judgment is vacated, (a) neither the provisions of this Settlement Agreement, nor the Settlement Agreement itself (except the provisions hereof that remain in effect), may be offered into evidence, or be referred to in any testimonial or other evidence, by any Party or any of their Affiliates at any trial, action or other proceeding pertaining to the subject matter hereof, and (b) nothing herein shall be construed as an admission or waiver by any Party or any of their Affiliates as to any factual or legal matter; provided, however, that this Section 10.9 shall not apply in any actions to enforce any requirements or provisions of this Settlement Agreement or the Consent Judgment.

10.10. Entire Agreement. This Settlement Agreement and the Exhibit represents the entire understanding and agreement of the Parties with regard to the matters addressed herein.

10.11. Modification. No terms or conditions of this Settlement Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either Party, except that the Parties may supplement, amend, or modify this Settlement Agreement by a subsequent written agreement executed by the Parties through their authorized representatives.

10.12. Counterparts. This Settlement Agreement may be executed in any number of counterparts, and through pdf, facsimile or photocopy signatures. Each counterpart shall be deemed an original instrument, but all counterparts together shall constitute but one agreement.

10.13. Limitation of Rights Granted. Except for the rights, agreements and covenants specifically granted pursuant to this Settlement Agreement, no other rights, agreements or covenants are granted or implied by this Settlement Agreement. Par shall have no right, title or interest in or to (a) any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or other similar business symbol of Omeros or its Affiliates, including the trademark OMIDRIA® or any trade dress of any OMIDRIA® product or (b) any know-how, trade secrets, copyrights or other intellectual property of Omeros or its Affiliates, except the limited rights expressly provided for herein.

10.14. Notices: All notices, requests, demands, or other communications under this Settlement Agreement shall be in writing. Notice shall be sufficiently given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by overnight delivery service maintaining records of receipt to the respective Parties at the addresses specified below, or in each case such other address as such Party may hereafter specify by notice to the other Party.

Addresses for purpose of giving notice are as follows:

If to Omeros:

Omeros Corporation

201 Elliott Avenue West

Seattle, WA 98119

Attn.: Chief Executive Officer

With a copy to:

Omeros Corporation

201 Elliott Avenue West

Seattle, WA 98119

Attn.: General Counsel

If to Par:

Par Pharmaceutical, Inc.

1 Ram Ridge Road

Chestnut Ridge, NY 10977

Attn: General Counsel

Fax: (845) 573-5600

With a copy to:

David Silverstein

Axinn, Veltrop & Harkrider LLP

950 F Street, NW 7th Floor

Washington, DC 20004

Fax: (212) 728-2201

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Settlement Agreement as of the Signing Date.

Omeros Corporation		Par Sterile Products, LLC

By:	/s/ Gregory A. Demopulos, M.D.	By:	/s/ Lawrence M. Brown
Name:	Gregory A. Demopulos, M.D.	Name:	Lawrence M. Brown
Title:	Chairman and CEO	Title:	Vice President, Legal
Date:	4 October 2017	Date:	10/4/17

Par Pharmaceutical, Inc.

		By:	/s/ Lawrence M. Brown
		Name:	Lawrence M. Brown
		Title:	Vice President, Legal
		Date:	10/4/17

EXHIBIT A: CONSENT JUDGMENT

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

X
OMEROS CORPORATION,	:
:
Plaintiff,	:
:
v.	:	Civil Action No. 1:15-cv-00773-RGA
:
PAR STERILE PRODUCTS, LLC,	:
and	:
PAR PHARMACEUTICAL, INC.,	:
:
Defendants.	:
X

CONSENT JUDGMENT

Plaintiffs Omeros Corporation (hereinafter “Omeros”), and Defendants Par Sterile Products, LLC and Par Pharmaceutical, Inc. (hereinafter collectively “Par”), the parties in the above-captioned action, have agreed to terms and conditions representing a negotiated settlement of this action and have set forth those terms and conditions in a Settlement Agreement (the “Settlement Agreement”). Now the parties, by their respective undersigned attorneys, hereby stipulate and consent to entry of judgment and an injunction in this action as follows:

IT IS this             day of             , 2017:

ORDERED, ADJUDGED AND DECREED as follows:

1. This District Court has jurisdiction over the subject matter of the above action and has personal jurisdiction over the parties.

2. As used in this Consent Judgment, (i) the term “ANDA Product” shall mean a drug product sold, offered for sale or distributed pursuant to Abbreviated New Drug Application No. 208417 (and defined in greater detail in the Settlement Agreement); the term

“OMIDRIA Patents” shall mean United States Patent Numbers 8,173,707, 8,586,633, 9,066,856, 9,278,101, 9,399,040, and 9,486,406, and (iii) the term “Affiliate” shall mean any entity or person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Par; for purposes of this definition, “control” means (a) ownership, directly or through one or more intermediaries, of (1) more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (2) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (b) any other arrangement whereby an entity or person has the right to elect a majority of the Board of Directors or equivalent governing body of a corporation or other entity or the right to direct the management and policies of a corporation or other entity.

3. Unless otherwise specifically authorized pursuant to the Settlement Agreement, Par, including any of its Affiliates, successors and assigns, is enjoined until April 1, 2032 from infringing the OMIDRIA Patents, on its own part or through any Affiliate, by making, having made, using, selling, offering to sell, importing or distributing the ANDA Product.

4. Compliance with this Consent Judgment may be enforced by Omeros and its successors in interest, or assigns, as permitted by the terms of the Settlement Agreement.

5. This Court retains jurisdiction to enforce or supervise performance under this Consent Judgment and the Settlement Agreement.

6. All claims, counterclaims, affirmative defenses and demands in this action are hereby dismissed with prejudice and without costs, disbursements or attorneys’ fees to any party.

Richard G. Andrews, U.S.D.J.

We hereby consent to the form and entry of this Order:

Dated: October            , 2017

Jack B. Blumenfeld

Maryellen Noreika

MORRIS, NICHOLS, ARSHT

& TUNNELL LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899

(302) 658-9200

George Pappas

Jeffrey Lerner

Gary Rubman

COVINGTON & BURLING LLP

One CityCenter

850 10th St NW

Washington, DC 20001

(202) 662-6000

Attorneys for Omeros Corporation

Steven J. Fineman

Katharine Lester Mowery

RICHARDS, LAYTON & FINGER, PA

One Rodney Square

920 N. King Street

Wilmington, DE 19801

(302) 651-7700

Aziz Burgy

Brett M. Garrison

David H. Silverstein

Francis H. Morrison , III

Jeremy Lowe

Matthew S. Murphy

Ricardo S. Camposanto

Seth I. Heller

AXINN, VELTROP & HARKRIDER LLP

950 F St NW

Washington, DC 20004

(202) 912-4700

Attorneys for Par Sterile Products, LLC and Par Pharmaceutical, Inc.

EXHIBIT B

REPORTING AND PAYMENT INFORMATION

1.	Gross Sales (units and dollars)

2.	Product Returns (dollars)

3.	Excise taxes, value added taxes, and duties (dollars)

4.	Trade, quantity, prompt pay and cash discounts (dollars)

5.	Allowances and credits (dollars)

6.	Rebates and chargebacks (dollars)